Exhibit 99.1

EDITED TRANSCRIPT

FCN - Q2 2016 FTI Consulting Inc Earnings Call

EVENT DATE/TIME: JULY 28, 2016 / 01:00PM GMT

OVERVIEW:

Co. reported 2Q16 revenue of $460.1m and net income of $26.5m and GAAP

EPS of $0.64. Expects 2016 revenue to be $1.80-1.87b and adjusted EPS to be $2.15-2.45.

JULY 28, 2016 / 01:00PM GMT, FCN - Q2 2016 FTI Consulting Inc Earnings Call

CORPORATE PARTICIPANTS

Mollie Hawkes FTI Consulting Inc - Managing Director of IR

Steve Gunby FTI Consulting Inc - President and CEO

Catherine Freeman FTI Consulting Inc - Interim CFO, SVP, Controller and CAO

CONFERENCE CALL PARTICIPANTS

Tobey Sommer SunTrust Robinson Humphrey - Analyst

Randy Reece Avondale Partners - Analyst

Tim McHugh William Blair & Company - Analyst

Mark Riddick Sidoti & Company - Analyst

PRESENTATION

Operator

Good day everyone and welcome to the FTI Consulting second-quarter 2016 earnings conference call.

As a reminder, today’s call is being recorded.

And now, for opening remarks and introductions, I’ll turn the call over to Mollie Hawkes, Managing Director of Investor Relations at FTI Consulting.

Mollie Hawkes - FTI Consulting Inc - Managing Director of IR

Good morning.

Welcome to the FTI consulting conference call to discuss the Company’s second-quarter of 2016 earnings results as reported this morning. Management will begin with formal remarks, after which we’ll take your questions.

Before we begin, I’d like to remind everyone that this conference call may include forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21 of the Securities Exchange Act of 1934 that involve risks and uncertainties. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, future revenues, future results and performance expectations, plans or intentions related to financial performance, acquisitions, business trends and other information or other matters that are not historical, including statements regarding estimates of our future financial results and other matters.

For a discussion of risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements, investors should review the Safe Harbor statement in the earnings press release we issued this morning, a copy of which is available on our website at www.fticonsulting.com as well as other disclosures under the heading of risk factors and forward-looking information in our most recent form 10-K and in other filings filed with the SEC. Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this earnings call and will not be updated.

During the call, we will discuss certain non-GAAP financial measures such as adjusted EBITDA, total adjusted EBITDA, adjusted segment EBITDA, adjusted earnings per share and adjusted net income. For discussion of these and other non-GAAP financial measures, as well as our reconciliation of non-GAAP financial measures to the most recently comparable GAAP measures, investors should review the press release and accompanying financial tables that we issued this morning.

Lastly, there are two items that have posted to our Investor Relations website this morning for your reference. These include a quarterly earnings call presentation that we will refer to during this morning’s call and an Excel and PDF of our historical financial and operating data, which has been updated to include our second quarter of 2016 results.

JULY 28, 2016 / 01:00PM GMT, FCN - Q2 2016 FTI Consulting Inc Earnings Call

With these formalities out of the way, I’m joined today by Steve Gunby, our President and Chief Executive Officer and Cathy Freeman, our Interim Chief Financial Officer, Senior Vice President, Controller and Chief Accounting Officer. At this time, I will turn the call over to our President and Chief Executive Officer, Steve Gunby.

Steve Gunby - FTI Consulting Inc - President and CEO

Thank you Molly and thank you all for joining us this morning. As usual, what I would like to do is say a few words up front and then turn it over to Cathy to take you through the details of the second quarter and how we’re thinking about the rest of the year and then the two of us will come back and answer any questions you may have.

But before I get into either of those, I wanted to first welcome Ajay to the team and thank you Cathy. I think some of you know Ajay, but for those of you that don’t, he is an experienced public company CFO. He certainly knows public company CFO role deeply. But just as important to me and the leaders of FTI who interviewed him, he’s an executive; he’s a practical executive; he’s an action-oriented executive and someone who knows how to work with professionals, which we thought was critical as we’re moving this company ahead, including upgrading our corporate functions to be as responsive as we can possibly be to our professionals. So Ajay, I’m delighted to have on board. He’s not on the call today as he has some obligations to fulfill in his current role, but he will be joining us officially on August 15.

With respect to you, Cathy, let me just offer my tremendous thanks. Cathy has been juggling three jobs serving in the role she’s had for a while as the controller and chief accounting officer while also serving as Interim CFO spectacularly, I would say. And my sense is, Cathy, you actually, secretly, you like juggling three jobs, otherwise you would not have agreed to do that, not only now, but some times in the past. But obviously, doing so doesn’t make it any easier. I’m sure over an extended period of time having two jobs is probably going to be okay for you. We will be delighted to welcome you back to those two jobs, but I did want to say thank you and it has been a delight working with you.

With that as an introduction, let me turn to the quarter. I’m pleased to announce we had another very strong quarter. Our GAAP earnings of $0.64 per share increased 23% year over year. Our adjusted earnings of $0.66 per share increased 32% year over year.

As you may have noticed from this morning’s press release, together with the first quarter, those numbers add up to the best first-half ever in the history of this Company. In terms of GAAP and adjusted EPS and also in terms of revenue, a sign of the progress that we’ve talked about this company making. Organic revenue growth in the first half of the year was 6%, or 7% if you exclude the impacts of FX.

We are also on this call reaffirming our adjusted EPS guidance for the year of between $2.15 and $2.45 per share. As you recall, we originally started the year with a lower guidance of between $1.90 and $2.15, and we upgraded that on the last call. And this call, we are affirming the upgraded guidance. That guidance, as we talked about last quarter, assumes a back half of the year that is not as strong as this tremendous first half of the year and that is for a variety of reasons, which Cathy will go through in a few minutes.

One of them is simply that our fourth quarter, for a number of years, has been weaker and we have chosen to start to recognize that in our budgeting and budgeted that. Second, on the business side, although we continue to feel like the businesses are in great shape, yet you cannot just assume that the strength in some of the businesses we showed in the first couple of quarters just replicates automatically throughout the course of the year and we’re not making that assumption.

Third, our investments for this year, as they have been in the past year, have been back loaded with about two-thirds of the investment allocated to the second of the year. So we are not budgeting a second half of the year that is as strong as the first half of the year, but we are budgeting overall a tremendous year. If we hit the midpoint of the adjusted EPS range, our adjusted EPS for this year will be up 25% year over year and 40% cumulatively over the last two years.

More important to me, is what I would like to spend a couple of minutes on, is my view that we are on track to exit this year, as good as a year as this is, with our total collection of businesses in the best shape they have been in a long time and maybe forever. We started to talk about that on the last few calls. What I would like to do on the rest of this call, or these preparatory remarks, is update some of the views I shared there. To get into that, let me start first with the way I think about the aspirations we have business by business.

Our aspirations for these businesses cannot be that they have no down quarters; that is not a reasonable goal for any of our individual businesses. Our businesses have market forces that affect them and more important than that, most of our businesses are big event businesses where we get hired on some of the most important events. You surge, staff and effort, and then you settle or you win a case and the efforts go away. So managing those sorts of businesses quarter by quarter, you cannot do without hurting the businesses and we won’t to that.

JULY 28, 2016 / 01:00PM GMT, FCN - Q2 2016 FTI Consulting Inc Earnings Call

But what we can aspire to and commit to is a longer-term view, to invest in our businesses in the right way, so that over any multi-year period, we set up our businesses to gain market share and to gain share in growth markets; and that is an aspiration we have for each of our businesses. Over the last couple of years, our teams have been working, every one of our teams around the world, to push every one of those businesses into that position. It is an ongoing job, we never stop; but today’s results and what I view the end of the year, where we will be, is a sign of the tremendous progress that our teams have made in all of our businesses.

Let me spend a little bit of time going business by business. Some of you have obviously noticed that and we’ve heard that both and read that in analyst reports, but also in individual conversations. And some of this you have noticed, but what I want to do is add to some of the stuff that people have noticed.

Some of you observed what the Strat-Comps team has done, to take a business that has been declining for a while and turn it into a business that has delivered multi-quarter growth. To me, what is even more important than that, is the platform that our team has created there. It’s a platform that not only gives us better results than it did, but it creates an enormous amount of optimism around that group about where we can take the business. It’s we have enhanced our brand; we’ve enhanced our capabilities and we have a group that feels like they can take the business forward, year after year going forward.

The same story is true in EMEA. Some of you have noticed there that we have a business there that we had talked about for a while as a business of the future that is starting to perform; and it is starting to perform. But if you go over there, you don’t only see that as starting to perform, you start talking with the people, you say, wow, we have such good businesses and such good people that we are just beginning to realize the enormous potential we have in that area to extend the region.

Similarly, in the last calls, we’ve talked about some of our other businesses. In E-com, we obviously had a big drop in 2014, but we said last year, we thought that was not a continuous drop, but actually, we have put that now back on a growth trajectory and that has proven subsequently to be the case.

And in Corp Fin, after many years of dropping, we said at the end of 2014, that we thought we were at the bottom for this business, that we had returned it to growth. While this is clearly a business that has inherent volatility and we don’t budget the second half of this year as strong as the first half of this year, for example, I believe it is not just a business with volatility. If we do the right things, which we are doing, we can put the business on a multi-year growth trajectory and I believe the teams involved around the world have done that.

These are all the businesses that we talked about in the past about feeling like we’ve made progress and that we had started to put them on this meet their aspiration of multi-year growth trajectories. The goal this year, as we discussed in the last two quarter discussions, is to get some of the other parts of the businesses similarly moving in that sustained growth direction.

On last quarter’s call, we talked about the fact that I thought this year we would be able to move FLC as a whole, and in particular our health solutions practice within FLC, to that stage sometime in the second half of the year. I continue to believe we are on that path. In health solutions, have a new leadership team, one that is working extraordinarily collaboratively with the whole team in health solutions and they are making major progress; they’re focusing on the key areas, where they have a right to win; they’re focusing where we have opportunities to leverage, not just their own strengths, but the strength of all of FTI; and focusing on where we have real advantages that we can bet behind and emphasize.

They took some corrective action where we didn’t have those advantages, but are also investing behind the places where we have advantage. And I feel like the management team in this business has got this business moving in fundamentally the right direction, in a way that will start to show up in the P&L in the second half of this year and into 2017. I believe that’s true for the FLC as a whole. The management team in FLC, as we talked about, started that process a bit earlier. We took some corrective actions in overseas markets where we did not have advantages and invested behind parts of the business both domestically and overseas where we have a right to win. And again, we believe FLC, as a whole, is positioned to become a growth contributor year over year in the quarters ahead.

Finally let me talk about our tech business. As we discussed, this is a business that has been an unbelievable contributor to this Company over time and has incredible assets both technology assets and people assets; but it has also been facing a pretty radically-changed environment. It’s a business that has historically been dependent on a few major jobs every year, and the number of big jobs has declined in the market, so we’ve had to learn to compete for and win a lot more medium-sized jobs.

At this point, we are winning more medium-sized jobs than we ever have in the past, but this is a major transition year; it takes a lot of medium-sized jobs to replace one $30 million or $50 million a year job, so we are dealing with that. We’re making progress, but we’re working through it.

We’re also dealing with different competitive environments and a whole lot of other forces out there. Technology changes, increased scaling technology and reinvestment needs for our technology. What we have done this year is committed fully to this business in the way it deserves making sure we are investing in R&D, investing in our sales professionals, investing in our professionals generally and investing in thinking on how do we take this business forward for its next generation of success? We’re talking with partners about potentially sharing investment requirements and broadening the market for ringtail, we’re investing in new technologies such as in our radiance platform, we’re investing in adjacent businesses such as information governance.

JULY 28, 2016 / 01:00PM GMT, FCN - Q2 2016 FTI Consulting Inc Earnings Call

So we have a lot of activities underway, many of which are costing us EBITDA this year. I believe those investments are the right decisions. This is a great business, one that has committed to us and delivered for us in the past and one in which we have a right to succeed in the future and it is worthy of investment. I believe the investment of R&D, sales and intellectual horsepower is bearing fruit. We are not ready today to share the outcome of the changes we have underway, but I will tell you there is somebody who is deeply involved in that; we see this business ending this year heading towards a much more positive 2017.

So to summarize, the team here delivered record first-half results. We see ourselves delivering strong double-digit GAAP and adjusted EPS gains for the second year in a row. And to me, more important than either, I believe we are on progress in each of our businesses and collectively in a way that will allow us to end 2016 with our businesses in the best shape they have been in a long time, and perhaps forever.

No story in business is perfect. There is lots of room for improvement. This is a great story of terrific, talented professionals who are doing a great job in driving success.

With that, let me turn this over to Cathy to give you a review of the quarter and what we are seeing for the rest of 2016.

Catherine Freeman - FTI Consulting Inc - Interim CFO, SVP, Controller and CAO

Thanks Steve and good morning, everyone.

To summarize up front, the second quarter reflects what we said we were expecting, a strong second quarter, although not as strong as our exceptional first quarter of 2016 performance with EPS of $0.64 on a GAAP basis compared to $0.52 in the prior-year quarter and $0.73 in the first quarter of 2016.

GAAP EPS in 2016 included a special charge of $0.02 for severance related to headcount reductions in our forensic and litigation consulting segments health relations practice, which I will talk more about when I speak to segment-level results, while GAAP EPS in the second quarter of 2015 included a $0.02 favorable impact related to the reduction of an acquisition earn-out liability. Excluding both of these items, the special charge in earn-out gain, EPS on an adjusted basis were $0.66 compared to $0.50 in the prior-year quarter and $0.83 in the first quarter of this year.

Before we talk about segment results, I want to discuss the benefit that foreign currency or FX had on our results. As you know, the British pound has declined by more than 7% in relation to the US dollar from the end of March to the end of June. This is the lowest the pound has been since 1985. In fact, this both hurt and helped us.

There are two ways that our results are impacted by the movement of currencies. The first, an FX-translation impact, whereby we translate local currency results into US dollars using the quarter average exchange rate. This negatively impacted EPS by about a penny during the quarter compared to rates in effect in June, 2015.

The second, an FX-transaction impact, arises when we remeasure into US dollars what we owe others or others owe us based on the currency to be paid or received. We owe British pounds on a cross-border basis; therefore the devaluation of the GDP meant that we will owe fewer US dollars when we pay off these obligations.

As a result of remeasuring all non-US dollar, net payables and receivables, for both inter-company and client accounts, we recognized a $3 million FX unrealized transaction gain, which is recorded below operating income in our income statement. This positively impacted our earnings by $0.05. This is largely due to the pound devaluation, but also included pound to euro and other currencies, as well.

On a net basis, these two impacts resulted in a $0.04 benefit to both GAAP and adjusted EPS in the quarter. It is important to stress that FX gains and losses, both transaction and translation, are difficult to predict. This unexpected gain should not be one that is extrapolated to the second half of the year.

Turning to slide 4, revenues for Q2 were $460.1 million up from $449.1 million, or 2.5% from the prior-year. Excluding FX translation, revenues increased 3.7% compared to the prior-year quarter. Revenues were down 2.2% sequentially. Excluding FX, revenues were down 2.5% sequentially. The second quarter net income was $26.5 million, up 22.3% compared to $21.7 million in the second quarter of 2015, reflecting a $6 million reduction in interest expense to our debt-reduction effort last year.

Strong cash generation is a key strength of FTI; our more disciplined approach to acquisitions in 2014 and 2015 allowed us to have capital available to refinance and decrease our total debt. This value-enhancing use of cash significantly benefited EPS during the quarter. Additionally, net income reflects the $3 million positive impact from FX transaction gains and a lower effective tax rate, which were partially offset by the special charge previously mentioned.

JULY 28, 2016 / 01:00PM GMT, FCN - Q2 2016 FTI Consulting Inc Earnings Call

Net income was down $3.6 million, or 12% sequentially. Adjusted EBITDA, which excludes the impact of the special charge in 2016 and the earn-out gain in 2015, in the second quarter was $56.6 million, or 12.3% of revenues, up 1.4% compared to $55.8 million, or 12.4% of revenues in the prior-year quarter. Sequentially-adjusted EBITDA was down 17.8% from $16.9 million, or 14.6% of revenue.

Similar to last quarter, I will walk you through our results by segment and then conclude with high-level drivers for each of our businesses for the second half of the year. Turning to our segments, on slide 5, in corporate finance and restructuring, revenues in the quarter increased 21.1% to $132.1 million compared to $109.1 million last year. Excluding FX, revenues increased $24.5 million, or 22.5% compared to the prior-year quarter. The increase in revenues was driven by higher demand for distressed services in North America and higher demand across all our service offerings in EMEA, which include core restructuring, transaction advisory and our tax practices.

Adjusted segment EBITDA for the quarter was $32 million, or 24.2% of revenues as compared to $22 million, or 20.2% of revenues in the prior-year quarter. The year-over-year increase in adjusted EBITDA margin was driven primarily by higher realized rates and improved utilization in EMEA, which is partially offset by lower utilization in our North American nondistressed services as we have continued to invest in staff up 17% in billable heads from this time last year.

On a sequential basis, revenues for this segment were up 3.9% and adjusted segment EBITDA was up 1.4% as we benefited from investments we have made in our core restructuring and tax and transaction advisory practices in EMEA and our efforts to turn around our Australia practice. These improvements in EMEA and, to a lesser extent, in Asia-Pacific offset the revenue and adjusted EBITDA decline in North America as some of the large bankruptcy assignments here continue to ramp down compared to our exceptionally strong first quarter.

In forensic and litigation consulting, or FLC, revenues declined 6.3% to $118.2 million in the quarter compared to $126.1 million in the prior-year quarter. Excluding the FX impact, revenues decreased by $6.7 million, or 5.3% compared to the prior-year quarter. Revenue declines in the quarter versus the prior-year were due to significantly lower demand and success fees in our health solutions practice, which was partially offset by increased demand for our global risk and investigations practice, or GRIP, and in our FETA practice.

Second-quarter adjusted segment EBITDA was $15.2 million, or 12.9% of FLC revenues compared to $20 million or 15.8% of segment revenues in the prior-year quarter. The decline in adjusted segment EBITDA margin in the quarter versus the prior-year quarter was primarily driven by lower utilization and success fees in our health solutions practice, partially offset by higher average realization in our GRIP practice and lower SG&A expenses.

On a sequential basis revenues were essentially flat, adjusted EBITDA decreased 23.3%, or $4.6 million from $19.8 million in Q1. The decrease in adjusted segment EBITDA was largely from a line-down of implementation projects and lower utilization in our health solutions practice. As we mentioned, we took a special charge this quarter of $1.7 million, or $0.$0.02 impact on GAAP EPS for severance related to the reduction of 19 professionals who worked in two specialty areas of our health solutions practice that are no longer aligned with the segment’s longer term go-forward strategy.

In economic consulting, revenues increased 8.6% to $118 million in the quarter compared to $108.7 million in the prior-year quarter. Excluding the estimated negative impact of FX, revenues increased $10.4 million or 9.6%. The increase in revenues year over year was driven by continued high demand for financial economics services in North America and non-M&A related anti-trust services in both EMEA and North America.

Adjusted segment EBITDA was $15.4 million, or 13% of revenues, compared to $15.3 million or 14.1% of revenues in the prior-year quarter. The decline in adjusted segment EBITDA margin was due to higher bad-debt expense and overhead support costs related to the development of new service offerings and headcount growth, with gross margin flat year to year. On a sequential basis, revenues declined 9.7% and adjusted EBITDA declined 27.9%, or $5.9 million from $21.3 million in Q1 as we saw the expected roll-off of large M&A engagement following our record first quarter.

In the second quarter, technology revenues declined 32.3% to $41.9 million versus $61.8 million in prior year. As Steve said, we’re in a period of transition in this business. The year-over-year decline was heavily impacted by reduced second-request activity. In Q2 of 2015, we had exceptionally strong M&A activity. And our technology results continue to be impacted by reduced demand for large cross-border assignments.

As we said in Q1, the team is filling the pipeline and continues to win more new engagements, but the average size of our engagements has declined. Adjusted-segment EBITDA for the quarter was $5 million, or 12% of segment revenues compared to $12.2 million, or 19.7% of segment revenues in the prior-year quarter. The decline in adjusted segment EBITDA margin was due to lower demand for managed review services, lower realized pricing for consulting, resulting from our mix of clients and higher SG&A, including research and development, as a percentage of revenue.

On a sequential basis, revenues were down 13.3%. Adjusted EBITDA declined 35.6%, or $2.8 million from $7.8 million in Q1.

JULY 28, 2016 / 01:00PM GMT, FCN - Q2 2016 FTI Consulting Inc Earnings Call

Lastly, in strategic communications, revenues increased 15.1% to $49.9 million in the quarter compared to $43.4 million in the prior-year quarter. Revenues increased $7.6 million, or 17.6% year over year excluding FX impact. The increase in revenues was primarily driven by higher demand for the segment’s public affairs and financial communications offerings resulting from several large global client engagements in North America and EMEA.

Adjusted segment EBITDA was $8.4 million, or 16.9% of segment revenues compared to $5.6 million, or 13% of revenues in the prior-year period. The increase in adjusted segment EBITDA margin was due to the mix of higher-margin engagements with improved utilization across North America and lower SG&A expenses as a percent of revenue. On a sequential basis revenues were up 10.7% and adjusted segment EBITDA increased $2.3 million from $6.1 million in Q1 as we continued to gain more work from the event-driven projects that we just described.

Turning to our geographies on slide 6, EMEA was our strongest region in Q2 with 18% revenue growth year over year. This was driven by particular strength across our corporate finance and economic consulting segments. In North America, revenues were down about 1% year over year driven by declines in the technology and FLC segments which offset strength in our corporate finance, economics and strategic communications segments.

Asia-PAC revenues continue to see improved year-over-year performance of 17.4% resulting from accrued revenues in corporate finance and FLC. Latin America continues to lag primarily with declines in FLC.

Turning to slide 7, our cash generation continues to be strong with cash of $182.7 million at quarter-end compared to $240 million at June 30, 2015, which was prior to the refinancing which we completed in September of 2015. DSO was 100 days at the end of June, down four days from the prior-year quarter and up three days from a seasonally-low DSO point, which normally occurs at year-end.

Net cash provided by operating activities for the quarter was $73.7 million compared to cash provided by operating activities of $20.6 million in the prior-year quarter. This increase was largely a result of improved collection and lower interest payments.

As you know, in June, our Board of Directors authorized $100 million stock repurchase program. In the remaining weeks of the second quarter, we did not repurchase any shares. As we noted in the first quarter, and as Steve mentioned, we will continue to evaluate our longer-term capital allocation strategy when our new CFO, Ajay Sabherwal, joins next month.

Turning to our guidance, we are maintaining our 2016 adjusted EPS guidance of between $2.15 and $2.45. Given the recent currency fluctuations and future uncertainty related to them, particularly following the Brexit vote, we now expect our 2016 revenues will be between $1.80 billion and $1.87 billion with the low end of our range down from $1.84 billion previously.

As we said last quarter, we still see similar upside opportunities and downside risks from our assessment of both external and internal factors. The midpoint of the guidance range are $2.30 adjusted EPS, would still imply that second-half earnings would be about one-half of first-half earnings. Part of this coming from a natural seasonal decline in the fourth quarter, part coming from our commitment to continued investment, and part coming from uncertainty regarding external market drivers, including restructuring levels, M&A activity, energy pricing and the regulatory environment.

I will discuss in a little more detail how each of these relate to our segment outlook and why we see a decline in the second half of the year. In corporate finance, in the second quarter, our restructuring practice remained strong with engagements continuing in the regional mining and energy sectors, not just in the US, but also in the EMEA and Asia-Pac region. In US restructuring alone, we were running at approximately 90% plus utilization down from 94% in Q1 as we succeeded in winning and working on some of the largest engagements out there in the first half of the year.

We expect to return to more normal levels of activity in the second half of the year as some of these large engagements taper off. We see this in a somewhat reduced overall matter backlog in the third quarter. With increasing concentration in energy matters and a decline in retail matters for our restructuring business in-line with the trend of filings in both of these industries. Results will also be impacted from a cost standpoint as we continue to hire professionals at all levels to support growth initiatives into 2017.

Although we see more downside than upside to corporate finance results, overall in the second half, the oil and gas commodities downturn, which has now lasted almost 2 years, continues to present restructuring opportunities for us and potential upside to our forecast for the back half of the year. We are actively involved in the largest energy restructuring bankruptcies of this cycle and experienced a recent increase in the number of energy-related restructuring engagements. Of course, the pace of activity is largely driven by the price of oil which, after an increasing trajectory made in June, has dropped 12.4% since July 1.

In FLC, our health solutions practice has lagged expectations with fewer large-scale operational assignments. We do, however, have a stronger pipeline of assessments in Q2. This occurred later in the year than we had expected, so we anticipate some of the assessments turning into larger operational reviews in the back half of the year. But there is always a risk to the timing of those large engagements and our realization on those which may have success fees tied to them.

JULY 28, 2016 / 01:00PM GMT, FCN - Q2 2016 FTI Consulting Inc Earnings Call

In addition, we expect to realize some benefits from the headcount reductions we have taken in this practice. In other parts of FLC, our FETA business remained strong in Q2 with continued work related to mortgage-backed securities cases although less than in Q1. We’re seeing strong activity related to regulatory and investigative matters and anticipate a steady pace compared to our first-half activity.

As we indicated in the first quarter, although we are not seeing a downturn in the regulatory environment per se, there could be some risk of slowness as we get closer to the US election cycle and at least not an upward trend. We continue to show that our FLC segment has demonstrated a right-to-win in many key areas as evidenced by the accolades we receive on a routine basis. In fact this month, FLC was voted the number-one corporate investigations provider and litigations valuation provider by corporate legal teams across the globe in the Best of Corporate Counsel Survey.

And, we had 20 of our FLC experts named to the Who’s Who expert guide for forensic and litigation consulting accountants this month. These experts hail from Australia, England, France, Hong Kong, Singapore, Spain, the US and the United Arab Emirates showing not only the depth of our bench, but the reach of our network. In Econ, as we saw in Q2, M&A activity trailed off in the US and globally and we expect this trend to continue. Worldwide M&A activities for the first six months of 2016 declined by 19% from prior-year levels and Brexit uncertainty does not help either with announced British M&A deals down 85% in the second quarter.

We also saw the combined value of deals over $5 billion, which is where we play in the market, drop 33% in the first half of the year compared to the prior-year period. The impact of Brexit is it still the subject of great debate, but at this early juncture is also a bit of a crystal-ball exercise. In the days following the vote, FTI published a survey of 100 institutional investors from around the world that are managing portfolios with a collective value of $8 trillion and found a majority believe that the UK and EU economies will be harmed as a result of the UK following through with Brexit.

But 7 out of 10 respondents felt that Brexit could help the M&A cycle in the UK and abroad, given favorable valuations on declining currency. But, we will just have to wait and see along with everyone else. So, in light of this, we continue to be cautious about impacts to our M&A opportunities in both the US and EMEA.

For technology, we will likely continue to see a decline in second-request activity and, as noted, do not currently have any large mega engagements in our pipeline. However, we are planning to spend a similar dollar amount in R&D compared to last year. In total, we are spending slightly more in the second half of the year as we continue to invest in our radiance and ringtail software platforms despite the current downturn in revenues.

Finally, in strategic communications we have experienced strong demands with several large engagements for our public affairs and financial communication services. We are in a better competitive position, allowing us to win larger and more complex global work. We are clearly winning from broadening our capabilities from traditional financial services to include public affairs capabilities. The combination of our capital markets expertise coupled with our ability to address regulatory concerns is reflective of the business portfolio we laid out at Investor Day in 2014 and is driving enhanced profitability.

That said, uncertainty from political events in the financial markets could cut either way in the second half of the year in terms of demand for the types of services we provide. To summarize, this was a solid quarter, below first-quarter results, but in-line with our expectations and $0.12 and $0.16 above the prior year on a fully-diluted EPS and adjusted-EPS basis respectively. We continue to generate significant cash which, in the short-term, enables us to invest in the business and also, more holistically, allows us financial flexibility for the future.

Second, we expect the second half of the year to be negatively impacted by the external market factors we just described. Third, we expect a higher cost structure to also negatively impact the second half. Two-thirds of our investment spend for 2016 will occur in the second half of the year.

And we intend to continue our organic growth trajectory and increase our net billable head count by 5% plus, year over year, across our businesses and in key practice areas and geographies where we have opportunities to build stronger positions in the market. Wrapping up, we did what we said we would do in the first quarter. We are excited about the results we just returned, but more importantly, about the underlying changes that have occurred across our business to position us for sustainable growth longer term.

With that we will open up the call for your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

JULY 28, 2016 / 01:00PM GMT, FCN - Q2 2016 FTI Consulting Inc Earnings Call

Tobey Sommer from SunTrust.

Steve Gunby - FTI Consulting Inc - President and CEO

Good morning, Toby. How are you?

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Doing well. I was wondering if you could help me square, absent the bankruptcy work and what I would consider market-related trend, could you square for me the lower revenue outlook in the back half, which would imply kind of a muted full-year outlook with your comments in the press release about seeing each business viewed as an engine for growth by year-end? Outside of strategic communications, it is not all that visible to me at least.

Steve Gunby - FTI Consulting Inc - President and CEO

I think there are two different parts to that question. I’ll take one and maybe let Cathy, she can help with it. Some of the issue in the second half of the year has to with things like FX and a whole set of issues, which I will let Cathy deal with.

In terms of the businesses, I think the businesses I’m referring to, basically I’m saying I think, by the end of this year, they will be engines for growth. So for technology, I don’t think we are expecting huge growth in the second half of this year, but I think we have stuff underway that will allow us to position ourselves for growth in 2017.

In health solutions, our current belief is some of that growth will start to show up in 2016. My end-of-year comment was not to imply that all of those businesses would be growing in the second half of the year, year over year, but more where it would be at the end of the year and where we could expect them going forward on a multi-year basis. So that might help.

The rest of the adjustment to the range, I think, was more because of FX issues, but let me ask Cathy. Yes, where we’re being conservative on the forecast for businesses that had a robust first half of the year, we are not just assuming that all that continues into, particularly into the fourth quarter, where we have always had weaker fourth quarters. And on top of that, we have some FX issues and stuff like that, but anything else you want to add to that?

Catherine Freeman - FTI Consulting Inc - Interim CFO, SVP, Controller and CAO

Yes. We did not change the top end of the range, but primarily the lower end of the range as a result of the rates we saw at the end of June, so that is kind of just a cautionary measure from our standpoint because we really don’t know what is going to happen between now and the end of the year. But we’ve maintained the same top end of the range.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

The change in the lower end of the range is primarily related to FX?

Catherine Freeman - FTI Consulting Inc - Interim CFO, SVP, Controller and CAO

And uncertainty. We obviously don’t know where we are going to end up by the end of the year, but I think it is certainly as a result of what happened at the end of June, which does not actually get reflected in our results yet because we use average numbers for the quarter. That is certainly going to impact us going forward.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

The next question I had, it relates to billable head count of about 2% year-over-year. And I realize there’s probably some mix of new additions and subtractions underneath that are positioning the businesses as you see the market opportunity. Where do you think that should be either at the end of the year or on a longer-term basis? How do you see billable headcount growth?

JULY 28, 2016 / 01:00PM GMT, FCN - Q2 2016 FTI Consulting Inc Earnings Call

Steve Gunby - FTI Consulting Inc - President and CEO

What we believe and then what we talk about at the ExCo is every one of our businesses at this point has a right to grow billable head count overall 5% minimum year over year. And that is a net of parts of the businesses where you may have to not be growing very much and parts of the businesses we’re growing higher; and I think that is the aspiration on a long-term basis for all of our businesses.

Actually, that is where we plan to be as a Company by the end of this year. I think our internal plans would have us somewhere north of 5% net.

Now that is quite different segment by segment. We had some restructuring earlier in the year in tech and we did a little bit of repositioning in health solutions. Just like last year, we exited a business in Brazil with an FLC. And then, other parts of those businesses we are investing in and then other businesses have seen double-digit growth.

I think for example, in each step, the Q2 numbers, I think Corp Fin’s numbers are probably up 10% year over year of Q2 to Q2. And over two years, they’re up 20% or close to it, 19.5% or so forth.

Overall, I think, we have moved this company to an expectation that we can deliver at least 5% headcount growth year on year, cumulatively. And, I think, as we finish up some of the more difficult actions that we’ve had to take, I think we’re hoping that we will longer-term move that number up. And certainly, some of the business we are investing in are growing much faster than that Tobey. Does that help?

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

It does, thank you. The last question for me is in the technology unit, which did see challenged results, was there any distraction created by mentioning some strategic opportunities to reposition the business earlier in the year. Do you think that impacted things at all or mostly market-related?

Steve Gunby - FTI Consulting Inc - President and CEO

I don’t think that distracted. It’s a great team there; it’s a very close-knit team; we are pretty transparent about all the things we’re trying to look at and it is a pretty collaborative process. You never know whether it distracted a little bit, but I think we are working through the issues we thought we were going to have to work through this year.

And they are a tough set of issues when you have a business that is — I don’t know if you’re a baseball fan, Tobey, but if you have a business that depends on grand slam home runs all the time and then it starts having to manufacture singles and bunts. Here in DC, we like Trey Turner. Mick runs the way Trey Turner does.

It is a different type of game and we’re learning to play that game as well as dealing with some other stuff. I think we are working through it and I think the team there is confident that we — it’s going to be difficult in 2016, but we will return this unit, we believe, to growth in 2017.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Thanks, I hope to catch a Nats game before the end of the season. Thanks for answering my questions.

Operator

Randy Reece from Avondale partners.

Steve Gunby - FTI Consulting Inc - President and CEO

Good morning, Randy

Randy Reece - Avondale Partners - Analyst

JULY 28, 2016 / 01:00PM GMT, FCN - Q2 2016 FTI Consulting Inc Earnings Call

I was specifically intrigued by sequential consulting headcount declines in almost all your practices this quarter, but it sounds like, that underneath the covers, you’re still investing in growth. I want to know a little bit more about how this nets out to improvements in productivity over the next year or so.

Steve Gunby - FTI Consulting Inc - President and CEO

What happens in all professional services firms is you tend to drift down in headcount from the end of the year to the middle of the year and I don’t even think that’s true across all of our segments. But it tends to be a little true just because of the cycles of hires. Almost all of your junior hires come in around September, somewhere in the August through November time frame, so you tend to be peaked in December and then you pay out bonuses. And then, not that anybody ever waits for a bonus before they decide to go off to school, but occasionally somebody does.

And so, for most professional services firms, you drift down in the first half of the year, but we’re totally on plan in most places across the businesses. And I think the plan has been for north of 5% organic headcount growth and we are on plan for that.

How does that translate to productivity? My sense is that, so far we have proven out the fact that if you put the headcount in the right place, after a lag, if anything productivity is at least as good as it was before on a revenue-per-professional basis.

And sometimes it actually goes up because what you are doing is you’re not growing weaker parts of the business and putting head counts in the stronger parts of the business. And that is my expectation is that, if we are growing headcount at 6% then revenues should grow faster than headcount on a sustained basis. Then, that has trickle-down effects on, overhead doesn’t go up as fast. It has a nice, leveraging effect on our business and that is the strategy we are on.

There is a lag on that, particularly if you bring in the more senior people. With the more senior people, in my experience, it can take two or three years before your senior-most people are fully productive, 18 months anyway. On the Junior level, it takes more like 6-12 months. But once you factor in that lag, there is no dilution here if you put the play people in the right places. And so far, as we have measured this, that has proven out.

Randy Reece - Avondale Partners - Analyst

In the energy vertical in bankruptcy and restructuring, how much have you improved your market positioning there? I know you had some catch-up to do a while back and do you need to do more? And how much do you bet on this business for the long term?

Steve Gunby - FTI Consulting Inc - President and CEO

I think we are incredibly well-positioned in our energy business. We have always been strong there particularly on the creditor side, but I think even now, if you talk with our guys, they would say we have never been stronger than this. This is an amazing —.

Part of it has to do with better collaboration. We have got incredible collaboration globally, even in the US between superb professionals in New York with contacts with people who are worried about stuff and our incredible team in Texas. We’ve invested behind that team in Texas.

We actually now have more engineering talent, we bought a firm called Platt Sparks a few years ago. That is a petroleum engineering specialist which is now integrated with our team. It is a superb thing.

I keep waiting for it to run off because I always worry that oil prices are going to go back to $400 a quart, so you know. And it could, but I think our share position is incredible there. And, last quarter, I’m supposed to not mention numbers anymore because the last time I said, I think we had 33 engagements and Cathy said, but then, you are going to stick us with saying the number of engagements every time. So I will not say that, but the number of engagements we have there is up from the last quarter I said.

So look, I don’t know. If you and I know how to predict oil prices, then we should make a lot of money off of that. You never know, but I feel very good about our competitive position in that group. Does that help, Randy?

Randy Reece - Avondale Partners - Analyst

JULY 28, 2016 / 01:00PM GMT, FCN - Q2 2016 FTI Consulting Inc Earnings Call

Yes, thank you very much.

Operator

Tim McHugh with William Blair.

Tim McHugh - William Blair & Company - Analyst

First I want to maybe stick with restructuring. Cathy, you made the comment that you have been running in the US at 90% plus utilization and you expect to return to a more normal environment in the second half. What is a more normal type of run rate for that? I’m trying to get a sense of the magnitude of the change.

Catherine Freeman - FTI Consulting Inc - Interim CFO, SVP, Controller and CAO

It is certainly not 90% plus. I think we saw that the last time there was a spike early in 2015 and then, prior to that, it was back in 2011. So again, we are still working on some of these large retail and energy engagements as Steve talked about and there is a continued growth in the energy pipeline, so it is hard to say. I think it’s just going to diminish over time, but not at that level.

So what is normal? It is hard to say when you are also growing headcount, because remember, we are going to be adding people and continue to add people with most of those additions coming in in the third quarter and some in the fourth quarter.

So, looking at the utilization number, it will be hard to predict. High-80s is high for us as well, but again, a gradual decline, and then, perhaps it will look even lower as we add headcount.

Tim McHugh - William Blair & Company - Analyst

Your comment there, the energy pipeline is increasing but I believe you made a comment that the overall pipeline for the restructuring business was lower at this point, so is that retail? I would not be surprised if energy, given the price of oil, looked a little slower going forward, but the issues in retail still seemed structural. So why a lower outlook there?

Catherine Freeman - FTI Consulting Inc - Interim CFO, SVP, Controller and CAO

You have to look at what we did in the first quarter; that was very strong for us in retail. We had some of the biggest engagements out there. They are not completed; they are not done, but they are certainly declining. And what we are seeing in the backlog, which is more the predictor than the pipeline, so what do we have out there today, is really in-line with the number of retail filings which are down at this point.

So energy up, but they are a little bit smaller in size and scale, although we have more of them. But in general, some of those large engagements are not repeating. But we are still strong on both the debt and creditor side and we’re strong in both of those areas through the second quarter.

Tim McHugh - William Blair & Company - Analyst

Okay, and the comment on FLC, I wasn’t quite clear what you were saying. But in terms of the outlook, your remark in that given the presidential elections, you are just not sure if there will be as much regulatory activity. Was that the kind of uncertainty that you were alluding to?

Catherine Freeman - FTI Consulting Inc - Interim CFO, SVP, Controller and CAO

In terms of expectations around where FLC will go in the second half, we talked a little bit about the health solutions part of the business ramping up slightly if we get additional operational assignments and a good strong pace on the investigative and regulatory side in FLC, but that does not mean an increase basically.

JULY 28, 2016 / 01:00PM GMT, FCN - Q2 2016 FTI Consulting Inc Earnings Call

If anything, and if we talk to the folks in the business, they are not seeing any downturn in terms of the work that they are doing with the DOJ and other government agencies. But, when we get to the fourth quarter, who knows what’s going to happen if people perceive that things are going to change. It’s not — again something that’s hard to predict but we wouldn’t be predicting an upturn in the fourth quarter. It is kind of business as usual going forward, but we continue to do work as we have and do see strength in that area of the business.

Operator

Marc Riddick with Sidoti and Company.

Steve Gunby - FTI Consulting Inc - President and CEO

Mark, welcome to the call.

Mark Riddick - Sidoti & Company - Analyst

Thank you very much, good morning. I guess this was a little bit touched on, as far as the headcount addition, the timing that we should look for. Cathy just kind of touched on that a little bit, but I just wanted to confirm that we were looking at a little bit more of a concentration on the third quarter, maybe more so than even the fourth, is that reasonable to expect?

Steve Gunby - FTI Consulting Inc - President and CEO

Mark, I will let Cathy look at the numbers, but that is typically the case because you have all of your college folks starting in the third quarter. Is that what we’re seeing?

Catherine Freeman - FTI Consulting Inc - Interim CFO, SVP, Controller and CAO

Yes. That’s part of it, that certainly we have people actively involved in looking for people at all levels, but that September time period is when we are bringing folks on board as interns, et cetera.

Steve Gunby - FTI Consulting Inc - President and CEO

I was wondering as far as, especially, in Econ, you were mentioning the pullback, the Brexit-driven pullback, if you will, in M&A activity in the second quarter. I think you mentioned it being around 85% or so. I was wondering if there were any other trends or undertakings that have come to your attention, post-Brexit, that may have led to, besides currency I suppose, that may have led to concern for the remainder of the year there? I don’t know about that 85% number. We should double-check that. I think that would—.

Catherine Freeman - FTI Consulting Inc - Interim CFO, SVP, Controller and CAO

That was just in the UK M&A Activity. For the quarter.

Steve Gunby - FTI Consulting Inc - President and CEO

I think, Cathy gave a little bit of numbers, but my sense is that M&A globally is down in the first half of the year and predicted to be down from versus last year. And that’s not the only part of our Econ business by any shot, but we are, I think it’s fair to say, the leading people for second-request type of work around the globe. And so, to the extent that that drops off, you’d have to budget that we get affected.

I always find that the leader gains share when markets drop and so, you never know whether you are budgeting exactly right. But I think we are assuming that the pace of M&A activity that was in last year is not going to continue into this year. Is that — you want to add on to that?

JULY 28, 2016 / 01:00PM GMT, FCN - Q2 2016 FTI Consulting Inc Earnings Call

Catherine Freeman - FTI Consulting Inc - Interim CFO, SVP, Controller and CAO

I don’t think you said it was Brexit-driven, just in general in the first six months of 2016, worldwide M&A activity declined 19%, that’s what we said, down to 85% related to announced British M&A deals down in the second quarter. So I think this is a general trend that we are seeing continue.

Again, the comments were also in relation to the second half of the year. What we saw in the first quarter of Econ, in the surge up and ramp up of work was certainly extraordinary. And so, in relation to that, you were talking about not having that level of activity continue.

Mark Riddick - Sidoti & Company - Analyst

Within the EMEA region and maybe as well in Asia-Pacific, I was wondering if there were any particular, specific geographies that may be targeted or that you may be looking for far as areas of growth going forward.

Steve Gunby - FTI Consulting Inc - President and CEO

We have a lot of opportunities for growth in Asia. It is really more limited by our bandwidth and we have got to deliver on our current clients and integrate the people we have hired and all that sort of stuff. We made a big investment in Australia a few years ago at a bad time in terms of the— I know you are new to our company, but some acquisitions we made in Australia in Corp Fin did not work out so well. Then it worked out. We’ve had a team that has been working extraordinarily hard and they have made a huge amount of progress and now we have a platform for growth over there.

This year, we’ve won some of the biggest jobs in Australia and the prominence of the FTI brand has grown substantially and we have a good Strat Comm business there. We’re now investing in our FLC business. So we see a lot of opportunity for Australia. We’re teeming across the country, for the first time ever, across segments. So we are focused on that.

We have very good positions in Hong Kong, in Singapore, we have the beginning of a position in Korea, we have a small position in India. And there’s just obviously, it’s a big geography and it’s lots of upside.

We are just picking our shots on how fast we can grow where and support it, because you always have to find, not only the talent. You have to find the talent is the most important issue and then some of these places, they don’t know us, you have to establish your brand.

We have got a lot of upside over the next decades, I suspect, out there and we are working through it. And Rod Sutton, who runs the region, and I talk regularly about are we going fast enough; how fast can we go? Does that help, Mark?

Mark Riddick - Sidoti & Company - Analyst

It certainly does. I do appreciate it.

Operator

We have no further questions today. I’d like to turn the call back to our presenters for any closing remarks.

Steve Gunby - FTI Consulting Inc - President and CEO

I just want to close with something that I said before. By the way, just on the second half of this year. Obviously, it is weaker than the first half of this year. I just want to be clear, if you look, it’s not a terrible second half of the year. It’s terrible compared to an outrageously good first half of the year. I think, on adjusted EPS, we’re up in the second half of the year. We’re just not up as much as where we were in the first half of the year.

Part of that is also, I think it is important for us to not budget hopes. We should budget what we know and I think that is a discipline we have; it doesn’t mean we can’t do better, but there’s lots of uncertainty in the world and we need to face that squarely and we need to invest in the face of it; and we are.

JULY 28, 2016 / 01:00PM GMT, FCN - Q2 2016 FTI Consulting Inc Earnings Call

That leads me to the final remark that I would leave it on, which is the thing that is exciting to me in this company is not whether we get a couple of great quarters, or even this year being up 25% in adjusted EPS or whatever. It’s we are investing behind great professionals in places where we have a right to win and that is the long-term basis for success of a professional services firm.

And we have terrific people around the world and, if we invest behind them, in the right places, with the right level of support, you turn this into a sustainable growth engine. And that is great for the shareholders, but it’s also great for the professionals. And I think that’s what we’re trying to do and it feels to me like we are making real progress and that is exciting. That’s, to me, the most exciting news. Thank you very much for the time and your support.

Operator

That does conclude today’s program. Thank you for your participation. You may disconnect at any time.

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